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                                                                      Exhibit 99

             Signature Resorts, Inc. Announces 3 for 2 Stock Split


     SAN MATEO, Calif., Sept. 29 -- Signature Resorts, Inc. (Nasdaq-NNM: SIGR) today announced that its Board of Directors approved a 3 for 2 stock split in the form of a dividend on the Company's common stock. Stockholders of record on October 10, 1997 will receive one additional share of Signature Resorts common stock for every two shares owned on the record date. The dividend shares will be delivered October 27, 1997. Fractional shares will be paid in cash.

     Signature Resorts currently has approximately 23,746,000 shares of common stock outstanding which will increase to approximately 35,619,000 shares outstanding after the stock dividend has been paid.

     Signature Resorts, Inc. is the world's largest owner and operator of vacation ownership resorts. Upon completion of Signature's pending acquisitions of Vacation Internationale, Ltd. and of the Embassy Suites Resort at Kaanapali Beach, Maui, Hawaii, Signature's properties will consist of 56 resort locations in North America and Europe, Signature's existing resorts are located in Poipu Beach, Kauai, Hawaii; South Lake Tahoe (3), Avila Beach and lake Arrowhead, California; Sedona (5) and Scottsdale, Arizona; Orlando (2) and Miami Beach, Florida; St. Maarten, Netherlands Antilles (2); Wiliamsburg, Virginia (2); St. John, U.S. Virgin Islands; Branson, Missouri; Hilton Head, South Carolina; Lake Conroe, Texas; England's Lake District and Midlands (3); Southern England, the Sun Coast of Spain (3); the Spanish Island of Menorca (2); Lanzarote, Canary Islands; and the Austrian Alps.

     This release contains forward looking statements, which include Signature's expansion plans, Signature's future prospects and other forecasts and statements of expectations. Actual results may differ materially from those expressed in any forward looking statements made by Signature, due to among other things, factors related to whether the Vacation Internationale and Kaanapali acquisitions close, the assimilation and integration of Vacation Internationale and the Kaanapali resort into Signature's operations and those factors identified in part 1 of Signature's Annual Report on Form 10-K for the year ended December 31, 1996.

SOURCE  Signature Resorts Inc.
CONTACT: Michael A. Depatie, Chief Financial Officer, or Dewey W. Chambers, Treasurer, 650-312-7171, both of Signature Resorts